Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF VERISK ANALYTICS, INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

1. The present name of the corporation is Verisk Analytics, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 23, 2008.

2. The Amended Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

3. The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware.

4. This Certificate shall become effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

5. The Amended and Restated Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

FIRST: Name. The name of the corporation is Verisk Analytics, Inc. (the “Corporation”).

SECOND: Registered Office and Registered Agent. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: Capital Stock. (a) The total number of shares of stock which the Corporation shall have authority to issue is 2,080,000,000, consisting of 2,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 80,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Time”), each share of Class A Common Stock, par value $0.001 of the Corporation issued and outstanding immediately prior thereto, shall be automatically reclassified as one validly issued, fully paid and non-assessable share of Common Stock without any further action on the part of the Corporation or by the holder thereof. Each certificate formerly representing a share or shares of Class A Common Stock shall automatically represent from and after the Filing Time, without any further action on the part of the Corporation or any holder thereof, a number of shares of Common Stock equal to the number of shares of Class A Common Stock represented by such certificate immediately prior to the Filing Time.

(c) Each holder of the Class A Common Stock may exchange with the Corporation each certificate evidencing such Class A Common Stock held by such holder for a certificate evidencing the Common Stock to be issued pursuant to Section (b) of this ARTICLE FOURTH. The reclassification of the Class A Common Stock will be deemed to occur at the Filing Time, regardless of when any certificates previously representing such shares of Class A Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new Common Stock.

(d) The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware Law.

FIFTH: Reserved.

SIXTH: Limitations on Beneficial Ownership.

(a) No Insurer Group shall Beneficially Own more than ten percent (10%) of the aggregate outstanding shares of Common Stock.

(b) If any Transfer is purportedly effected which, if effective, would result in any Insurer Group Beneficially Owning shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH, then the intended Transferee shall acquire no rights in respect of the shares in excess of the amount permitted by Section (a) of this ARTICLE SIXTH, including, without limitation, voting rights or rights to dividends or other distributions with respect to such shares and, subject to Section (e) of this ARTICLE SIXTH, the Transfer of that number of shares of Common Stock that otherwise would cause any Insurer Group to violate Section (a) of this ARTICLE SIXTH shall be null and void ab initio.

(c) If the Board of Directors shall at any time determine in good faith that a Transfer or other event has purportedly taken place that, if effected would result in a violation of Section (a) of this ARTICLE SIXTH or that an Insurer Group intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section (a) of this ARTICLE SIXTH (whether or not such violation is intended), such shares of Common Stock shall be redeemable for cash or property or exchangeable for other shares of capital stock of the Corporation, in each case, at the option of, and for the amount determined by, the Board of Directors in good faith and in its sole discretion, and the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section (a) of this ARTICLE SIXTH shall be null and void ab initio irrespective of any action (or non-action) by the Board of Directors.

(d) An Insurer Group who acquires or attempts or intends to acquire Beneficial Ownership of shares of Common Stock that will or may violate Section (a) of this ARTICLE SIXTH shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation.

(e) Nothing in this ARTICLE SIXTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, The Nasdaq Stock Market or any other securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE SIXTH and any Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE SIXTH.

(f) The Corporation is authorized specifically to seek equitable relief, including injunctive and necessary relief, to enforce the provisions of this ARTICLE SIXTH.

(g) No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing as authorized by the Board of Directors.

(h) In the case of an ambiguity in the application of any of the provisions of this ARTICLE SIXTH, the Board of Directors shall have the power to determine, in good faith and in its sole discretion, the application of the provisions of this ARTICLE SIXTH, to any situation based on the facts known to it. In the event Section (c) of this ARTICLE SIXTH requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE SIXTH.

SEVENTH: Rights and Preferences. (a) Subject to Section (b) of ARTICLE SIXTH, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over, or the right to participate with, the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine. All holders of outstanding shares of Common Stock shall be entitled to participate ratably in any dividend or distribution paid on the Common Stock (regardless of class or series) and no dividend or distribution may be declared or paid on any class or series of Common Stock unless an equivalent dividend is contemporaneously declared and paid on each other class and series of Common Stock.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section (c) of this ARTICLE SEVENTH, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange, transfer, merger or consolidation shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d) In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for, converted into, or otherwise changed into other stock or securities, or the right to receive cash or any other property, such shares of Common Stock shall be exchanged for or changed into the same per share amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed.

EIGHTH: Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

NINTH: Board of Directors. (a) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) The directors shall be divided into three Classes, designated Class I, Class II and Class III. Each Class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(c) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

(d) Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(e) No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(f) Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and such directors so elected shall not be subject to the provisions of this ARTICLE NINTH unless otherwise provided therein.

(g) In no event may a majority of (i) the Board of Directors, (ii) a committee of the Board of Directors or (iii) any Class of the Board of Directors, be employed by the Corporation or by an Insurer Group.

(h) Subject to Section (d) of this ARTICLE NINTH, in no event may a majority of directors constituting a quorum of the Board of Directors or a quorum of a committee of the Board of Directors be employed by the Corporation or by an Insurer Group.

TENTH: Action By Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting.

ELEVENTH: Special Meetings. Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President or the Secretary of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of holders of such Preferred Stock for purposes of election of such directors.

TWELFTH: Indemnification. (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE TWELFTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The rights and authority conferred in this ARTICLE TWELFTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5) Neither the amendment nor repeal of this ARTICLE TWELFTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE TWELFTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

THIRTEENTH: Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power; provided, however, that no provision of ARTICLE SIXTH may be amended, altered, repealed, or otherwise modified, and no provision of this Certificate of Incorporation inconsistent with any such provisions may be adopted, whether by means of formal amendment thereto or by means of any merger, consolidation, amalgamation, other business combination or otherwise, without the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Common Stock.

FOURTEENTH: Definitions. Capitalized terms used and not otherwise defined in this Certificate of Incorporation shall have their respective meanings as defined below:

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities and Exchange Act of 1934 (or any successor rules), except that in calculating the beneficial ownership of any particular Insurer Group such Insurer Group will be deemed to have beneficial ownership of all securities that such Insurer Group has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition; provided that Common Stock held by any person for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of such Insurer Group’s business shall not be deemed to be Beneficially Owned by such person. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Insurer Group” means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

“Transfer” means any issuance, sale, transfer, gift, assignment, distribution, devise or other disposition, directly or indirectly, by operation of law or otherwise, as well as any other event that causes any person to acquire Beneficial Ownership of Common Stock or the right to vote Common Stock, or any agreement to take any such actions or cause any such events, including (a) any offer, pledge, sale, contract to sell, the sale of any option or contract to purchase, the purchase of any option or contract to sell, the grant of any option, right or warrant to purchase, loan, or any other transfer or disposition of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, (b) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction is described in clause (a) or (b) above or is to be settled by delivery of Common Stock or such other securities, in cash or otherwise and (c) transfers of interests in other entities that result in changes in Beneficial Ownership of Common Stock, in each case, whether voluntary or involuntary, whether owned of record, or Beneficially Owned and whether by merger, operation of law or otherwise. The terms “Transferring,” “Transferred,” “Transferee” and “Transferor” shall have the correlative meanings.

IN WITNESS WHEREOF, this amended and restated certificate of incorporation which restates and integrates and further amends the provisions of the amended and restated certificate of incorporation of this corporation as heretofore amended or supplemented, having been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its corporate secretary as of the 26th day of May, 2015.

VERISK ANALYTICS, INC.

By:	/s/ Kenneth E. Thompson
Kenneth E. Thompson
Executive Vice President, General
Counsel and Corporate Secretary